Exhibit 3.1

CERTIFICATE OF CORRECTION

FILED TO CORRECT CERTAIN ERRORS IN THE

CERTIFICATE OF DESIGNATIONS

OF

20% JUNIOR REDEEMABLE CONVERTIBLE PREFERRED STOCK

OF

TRANSMERIDIAN EXPLORATION INCORPORATED

FILED WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE

ON JUNE 18, 2007,

AMENDED ON JUNE 27, 2007

AND CORRECTED ON JUNE 28, 2007

TRANSMERIDIAN EXPLORATION INCORPORATED (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify, pursuant to Section 103(f) of the DGCL, that:

1. The name of the Company is Transmeridian Exploration Incorporated.

2. A Certificate of Designations of 20% Junior Redeemable Convertible Preferred Stock of the Company was filed with the Secretary of State of the State of Delaware on June 18, 2007, and that such Certificate of Designations was subsequently amended by way of the Certificate of Amendment to the Certificate of Designations of 20% Junior Redeemable Convertible Preferred Stock of the Company filed with the Secretary of State of the State of Delaware on June 27, 2007 and subsequently corrected by way of the Certificate of Correction Filed to Correct Certain Errors in the Certificate of Designations of 20% Junior Redeemable Convertible Preferred Stock of the Company filed with the Secretary of State of the State of Delaware on June 28, 2007 (such Certificate of Designations, as amended by such Certificate of Amendment and such Certificate of Correction, the “Certificate”).

3. The inaccuracies in the Certificate to be corrected are as follows: (i) Section 18(a) of the Certificate is inaccurate in that it inadvertently omits Holders who purchased shares of the Redeemable Convertible Preferred Stock either (a) in satisfaction of the commitments in the Commitment Letter or (b) in addition to, and in connection with the purchase and sale of, Tranche 2 (as defined in the Commitment Letter) of the Redeemable Convertible Preferred Stock, from the definition of “Eligible Senior Investor;” (ii) Section 18(a) of the Certificate is also inaccurate in that it in advertently provides that the Issue Date, rather than the date of the referenced Holder’s initial purchase of shares of the Redeemable Convertible Preferred Stock, shall be the relevant date for purposes of determining (a) whether a referenced Holder or its Affiliate is an “Eligible Senior Investor” and (b) the shares of Senior Redeemable Preferred Stock that may be exchanged for shares of Redeemable Convertible Preferred Stock pursuant to Section 18 of the Certificate; (iii) Section 18(a) of the Certificate is further inaccurate in that it inadvertently omits Affiliates of the referenced Holders that were beneficial owners of the Senior Redeemable Preferred Stock as of the date of the referenced Holder’s initial purchase of shares of the Redeemable Convertible Preferred Stock from the definition of “Eligible Senior Investor;” and (iv) Section 18(a) of the Certificate is also inaccurate in that it does not (a) base the referenced 40% limitation on an Eligible Senior Investor’s exchange of shares of Senior Redeemable Preferred Stock for shares of Redeemable Convertible Preferred Stock on the aggregate number of shares of Redeemable Convertible Preferred Stock purchased by such

Eligible Senior Investor and/or by one or more Affiliates of such Eligible Senior Investor and (b) include the aggregate shares of Senior Redeemable Preferred Stock tendered for exchange pursuant to Section 18 of the Certificate by any Affiliate of a tendering Eligible Senior Investor for purposes of determining, pursuant to the referenced 40% limitation, the number of shares of Senior Redeemable Preferred Stock which such Eligible Senior Investor may exchange for shares of Redeemable Convertible Preferred Stock pursuant to Section 18 of the Certificate.

4. Section 18(a) of the Certificate is hereby corrected, and conforming changes are hereby made to Section 18(b) of the Certificate, each to read in its entirety as follows:

(18) Investment Rollover.

(a)	Each Holder who purchased shares of Redeemable Convertible Preferred Stock (i) on the Issue Date, (ii) (A) directly from, or directly by way of, a Person (other than the Company) that was a party to the Commitment Letter or (B) from the Company in lieu of, or in satisfaction of, any of the commitments in the Commitment Letter or in addition to, and in connection with the purchase and sale of, Tranche 2 (as defined in the Commitment Letter) of the Redeemable Convertible Preferred Stock or (iii) pursuant to the preemptive rights provisions set forth in Section 13 of the Senior Redeemable Preferred Stock Certificate of Designations, or an Affiliate of such a Holder, in either case that was also a beneficial owner of Senior Redeemable Preferred Stock as of the date of such Holder’s initial purchase of shares of Redeemable Convertible Preferred Stock (an “ELIGIBLE SENIOR INVESTOR”), is entitled to exchange shares of Senior Redeemable Preferred Stock that such Eligible Senior Investor beneficially owned as of the date of the initial purchase of shares of Redeemable Convertible Preferred Stock by such Eligible Senior Investor (or by its Affiliate Holder), on a one-for-one basis, for additional shares of Redeemable Convertible Preferred Stock, up to a number of shares of Senior Redeemable Preferred Stock which, when aggregated with the shares of Senior Redeemable Preferred Stock tendered for exchange pursuant to this Section 18 by any Affiliate of such Eligible Senior Investor, does not exceed 40% of the aggregate number of shares of Redeemable Convertible Preferred Stock purchased by such Eligible Senior Investor and/or by one or more Affiliates of such Eligible Senior Investor (i) on the Issue Date, (ii) (A) directly from, or directly by way of, a Person (other than the Company) that was a party to the Commitment Letter or (B) from the Company in lieu of, or in satisfaction of, any of the commitments in the Commitment Letter or in addition to, and in connection with the purchase and sale of, Tranche 2 (as defined in the Commitment Letter) of the Redeemable Convertible Preferred Stock or (iii) pursuant to the preemptive rights provisions set forth in Section 13 of the Senior Redeemable Preferred Stock Certificate of Designations (the “INVESTMENT ROLLOVER RIGHT”).

(b)

Within five Business Days (i) after the Issue Date, in the case of an Eligible Senior Investor who purchased (or whose Affiliate Holder purchased) shares of the Redeemable Convertible Preferred Stock on the

Issue Date or (ii) after the date of purchase, in the case of an Eligible Senior Investor who purchased (or whose Affiliate Holder purchased) shares of the Redeemable Convertible Preferred Stock (A) (x) directly from, or directly by way of, a Person that was a party to the Commitment Letter or (y) from the Company in lieu of, or in satisfaction of, any of the commitments in the Commitment Letter or in addition to, and in connection with the purchase and sale of, Tranche 2 (as defined in the Commitment Letter) of the Redeemable Convertible Preferred Stock or (B) pursuant to the preemptive rights provisions set forth in Section 13 of the Senior Redeemable Preferred Stock Certificate of Designations, the Company shall send a written notice of such Investment Rollover Right (the “INVESTMENT ROLLOVER NOTICE”) by mail to each Eligible Senior Investor that has provided the Company with written notice regarding its eligibility to exercise such Investment Rollover Right and a mailing address and contact person to which to send the Investment Rollover Notice.

5. Capitalized terms used in this Certificate of Correction and not otherwise defined in this Certificate of Correction shall have the meanings ascribed to such terms in the Certificate.

IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be executed by its duly authorized officer on this 27th day of July, 2007.

TRANSMERIDIAN EXPLORATION INCORPORATED

By:	/s/ Nicolas J. Evanoff
Name:	Nicolas J. Evanoff
Title:	Vice President, General Counsel and Secretary